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                                                                      EXHIBIT 12

                          WYNDHAM HOTEL CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES
                    PRO FORMA YEAR ENDED DECEMBER 31, 1996
                        (IN THOUSANDS, EXCEPT RATIOS)




Pro forma earnings before federal
   income taxes                                                          18,730
Pro forma fixed charges -
   Interest expense                                          13,550
   Amortization of capitalized financing fees:
      Senior subordinated debt                     300
      Revolving Credit Facility                    363          663
                                                ------
   Rent:
      Actual for the year                       10,318
      GHALP 4 months pro forma                   4,533
                                                ------
                                                14,851
                                                x  1/3        4,950
                                                ------       ------
         Total pro forma fixed charges                                   19,163
                                                                         ------
                                                                         37,893
                                                                         ======
Ratio of earnings to fixed charges                                         1.98
                                                                         ======
